Exhibit 10.8
Non-employee Director Compensation Program
Effective January 1, 2008
Cash Fees

	Member	Chairman
	Annual Fee	Annual Fee
Board of Directors	$35,000	$60,000
Audit Committee	$7,000	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,500	$7,500
Equity Fees
     Each new non-employee director will receive an option to purchase 16,000 shares of the Company’s Common Stock at the fair market value on the date of grant, and each ongoing director will receive an annual grant following the annual meeting to purchase 10,000 shares of the Company’s Common Stock at the fair market value of the Common Stock on the date of grant. All options under the director compensation program will vest quarterly over three years.
     Effective, January 2, 2008, all currently serving non-employee directors will receive an option to purchase 16,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on January 2, 2008. All options will vest quarterly over three years.